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                               M E M O R A N D U M

Date:  September 15, 1995

To:    Form 10-K Exhibit List

Re:    Summary of Bonus Plans for Kevin Walsh and William L. Silva

From:  Kathryn McCuskey


      For fiscal 1996, the Compensation Committee (the "Compensation Committee") of the Board of Directors of Mercury Air Group, Inc. has adopted a bonus plan for Messrs. Walsh and Silva pursuant to which each participant is eligible to earn a bonus based on the operating income of his unit as compared to budgeted operating income. Each participant will become eligible for the bonus based on achieving the budgeted operating income goal and will receive a prorated bonus (up to 100% of his base salary) based on achieving operating income equal to or exceeding the greater of $500,000 or 10% in excess of budgeted operating income. The Compensation Committee retains the right to grant discretionary bonuses in the event that the operating income targets are not attained.


                                  Exhibit 10.17